Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of The Charles Schwab Corporation and management’s report on the effectiveness of internal control over financial reporting dated February 22, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R — Share-Based Payment) appearing in the Annual Report on Form 10-K of The Charles Schwab Corporation for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

July 3, 2007